Exhibit 5.1

November 28, 2017

A. M. Castle & Co.

1420 Kensington Road, Suite 220

Oak Brook, IL 60523

Re:	A. M. Castle & Co. Registration Statement on Form S-1

Ladies and Gentlemen:

I am Executive Vice President, General Counsel, Secretary and Chief Administrative Officer of A. M. Castle & Co., a Maryland corporation (the “Company”). I have acted as counsel to the Company in connection with the Registration Statement on Form S-1 (the “Registration Statement”) originally filed on November 28, 2017 by Company, with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the registration by the Company of an aggregate of 52,274,814 of the Company’s common stock, $0.01 par value (the “Shares”), for sale by the selling stockholders listed in the Registration Statement (the “Selling Stockholders”). The Shares include (i) 1,421,998 outstanding shares of common stock held by the Selling Stockholders named therein (the “Issued Shares”); and 50,852,816 shares representing 125% of the number of shares of common stock issuable in respect of up to $153,305,916 aggregate principal amount of 5.00% / 7.00% Convertible Senior PIK Toggle Notes due 2022 (the “Notes”), based on an initial conversion price of $3.77 per share.

I have examined and relied, to the extent I deem proper, on certificates of officers of the Company as to factual matters, and on the originals or copies certified or otherwise identified to my satisfaction, of all such corporate records of the Company and such other instruments, documents and records which I have deemed relevant and necessary for the purposes of the opinion expressed herein. In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such copies.

Based on the foregoing, I am of the opinion that (i) the Shares issuable upon conversion of the Notes have been duly authorized and reserved for issuance by the Company and, upon issuance and delivery pursuant to the terms of the Notes, will be validly issued, fully paid and nonassessable and (ii) the Issued Shares have been duly authorized, validly issued and fully paid and are nonassessable.

I do not express any opinion herein concerning any law other than the General Corporation Law of the State of Maryland.

A. M. Castle & Co.

November 28, 2017

I consent to the filing of this opinion as an exhibit to the Registration Statement and I consent to the use of my name wherever it appears in the Registration Statement. In giving this consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Marec E. Edgar

Marec E. Edgar

Executive Vice President, General Counsel,

Secretary and Chief Administrative Officer